Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES LEADERSHIP TRANSITION

SUGAR LAND, TX, March 17, 2022 – Team, Inc.’s (NYSE: TISI) (“TEAM” or the “Company”), Board of Directors (“Board”) today announced a leadership transition, effective March 21, 2022, including the departure of Amerino Gatti from his positions as Chairman and Chief Executive Officer. In connection with the leadership transition, the Board of Directors has appointed Keith Tucker, currently the President of TEAM’s Inspection and Heat Treating group, to the role of Interim Chief Executive Officer effective the same date. Simultaneous with Keith Tucker’s appointment, the Board also appointed Michael Caliel as non-executive Chairman of the Board. Mr. Caliel joined the Board in February 2022. Mr. Gatti will remain available as an advisor during the transition.

Mr. Tucker joined TEAM in 2005 and currently serves as the President of TEAM’s largest Segment, Inspection & Heat Treating, a role he has held since early 2021. In his prior roles, he served as Executive Vice President, MOS and IHT—North Division, Executive Vice President-Mid Continent Division, and Vice President of the Great Lakes Region, and has overseen both the Inspection & Heat Treating and Mechanical parts of TEAM’s business. Mr. Tucker has 33 years of industry experience, including various positions with Citgo and BP Amoco supporting process, safety and inspection functions.

“The Board is grateful for Amerino’s leadership and significant contributions especially overseeing the recent capital raises during one of the most critical times in our history,” said Sylvia Kerrigan, TEAM’s Lead Independent Director. The Board is pleased to appoint Keith as Interim Chief Executive Officer,” continued Mrs. Kerrigan. “Since joining TEAM in 2005, Keith has been a key leader in the Company and is well positioned to help TEAM succeed in this next phase of TEAM’s turnaround. Keith has the full backing of the Board and we look forward to his leadership.”

“I’m excited to take on the chairman role at this pivotal moment for TEAM,” said Mr. Caliel commenting on his appointment as Board Chairman. “While there is real work in front of us to refocus and grow our business, I can see the clear potential in the TEAM organization and most importantly in its talented and dedicated people. I welcome the opportunity to work with the Board and management to help unlock TEAM’s full potential.”

Mr. Gatti commented about his departure, “It has been a tremendous honor to serve as TEAM’s Chairman and Chief Executive Officer. I am incredibly proud of our people, who take tremendous pride in their work and are dedicated to delivering exceptional service. Now is the right time for this change and Keith is a proven leader, uniquely qualified to drive the next stage of the Company’s growth. I would like to thank our clients, Board, shareholders, lenders and especially our employees for their support and collaboration.”

Mr. Tucker commented on his appointment, “I am privileged to serve as TEAM’s Interim Chief Executive Officer and appreciate the confidence the Board has placed in me. I also look forward to working with Michael Caliel in his new role as Chairman as his turnaround experience in the industrial services sector will be invaluable as we move forward,” Mr. Tucker added. “I would like to also thank Amerino for his leadership. I am pleased to lead our talented team of dedicated employees and have great confidence in our people and look forward to a bright future for TEAM.”

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to hire a new chief executive officer and chief financial officer in the near future; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Christopher Robinson, CFA

Vice President, Corporate Development & Investor Relations

(281) 388-5551

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